WhiteHorse Finance, Inc. Appoints John P. Volpe to Its Board of Directors

NEW YORK, April 10, 2024 /PRNewswire/ -- WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced that John P. Volpe has been appointed to serve as an independent member of its Board of Directors effective today. Mr. Volpe will also serve on the Company’s Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee.

Mr. Volpe is a highly accomplished commercial lending leader with significant capital markets expertise across asset classes, including cash flow and asset based senior debt, junior debt, debt investment funds, equity, securitizations, leasing and insurance products. Mr. Volpe has over 25 years of experience in commercial lending, including 18 years with GE Capital, where he most recently served. He held numerous leadership roles at GE Capital, including Senior Managing Director, Alternative Funding, where he designed, implemented, and managed an innovative funding structure for asset based revolving loans and grew commitments under management to approximately $2.9 billion. Mr. Volpe received his Bachelor of Science degree in Finance from the University of Illinois.

Stuart Aronson, WhiteHorse Finance’s Chief Executive Officer, commented, “On behalf of WhiteHorse Finance, I am pleased to welcome John to the Company’s Board of Directors. He brings highly relevant domain expertise and will bring immediate value to our Board. We look forward to working closely with John as we continue to generate long term value for our stakeholders. We have a tremendous opportunity ahead of us and are pleased to have a strong Board to guide our strategy.”

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company’s investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with over $60 billion of capital under management(1) across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.hig.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

(1) Based on total capital raised by H.I.G. Capital and affiliates.

Contacts

Stuart Aronson
WhiteHorse Finance, Inc.
212-506-0500
saronson@higwhitehorse.com

or

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

or

Robert Brinberg Rose & Company 212-257-5932 whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.